                      [PULASKI FINANCIAL CORP. LETTERHEAD]


                  PULASKI FINANCIAL REPORTS FIRST QUARTER 2008
              DILUTED EARNINGS PER SHARE UP 13% TO $0.27 PER SHARE


     o   FOCUS ON COMMUNITY BANKING DRIVES IMPROVED RESULTS

     o   NET INTEREST INCOME EXPANDS 19% OVER PRIOR YEAR TO $8.2 MILLION

     o STRONG COMMERCIAL LOAN DEMAND FUELS $76 MILLION IN LOAN GROWTH; LOANS RECEIVABLE EXCEED $1 BILLION

     o   CORE DEPOSITS INCREASE 17%, AIDED BY GROWTH FROM NEW BANK LOCATIONS

     o NON-INTEREST INCOME INCREASES 18% TO $3.1 MILLION ON GROWTH IN MORTGAGE REVENUES AND RETAIL BANKING FEES

     o WHILE NON-PERFORMING ASSETS INCREASE SLIGHTLY, HAVING NEVER ENGAGED IN SUBPRIME LENDING ACTIVITIES AIDS EFFORTS TO ENSURE OVERALL ASSET QUALITY


ST. LOUIS, JANUARY 22, 2008--Pulaski Financial Corp. (Nasdaq Global Select:
PULB) today announced net income for the first fiscal quarter ended December 31, 2007 of $2.7 million, or $0.27 per diluted share, compared with earnings of $2.5 million, or $0.24 per diluted share, during the same quarter a year ago. The increased earnings were fueled by strong growth in net interest income, mortgage revenues and retail banking fees.

Chief Executive Officer William Donius commented, "We are pleased with the strong start to fiscal 2008 in each of our principal lines of business: retail, mortgage and commercial. Each of these areas made a significant contribution to our first quarter success."

NET INTEREST INCOME INCREASES ON STRONG LOAN AND CORE DEPOSIT GROWTH
Net interest income rose 19% to $8.2 million for the first fiscal quarter of 2008 compared with $6.9 million for the same 2007 period as the result of strong growth in loans and core deposits.

Loans receivable grew 8%, or $75.8 million, during the quarter to $1.03 billion at December 31, 2007. Commercial real estate and commercial and industrial loans accounted for more than 80% of this growth. The Company also saw strong growth in loans held for sale, which increased 50%, or $29.0 million, during the quarter.

"We experienced strong growth in our commercial loan portfolio, which continues to perform at a very high level. Our commercial lending group continues to demonstrate their ability to generate quality assets in the midst of a tough loan market. Ensuring continued credit quality remains our foremost concern, as we approved only about 60% of the commercial loan applications we reviewed during the quarter," Donius said.

Also contributing to the increase in net interest income was growth in total deposits, including core deposits, which are generally the Company's lowest-cost funding source. Core deposit growth continues to be one of the Company's primary strategic objectives. This strategy has yielded immediate success as core deposits, which include checking, money market and passbook accounts, rose 17%, or $54.4 million, during the quarter to $372.1 million at December 31, 2007. Total deposits increased $33.5 million to $869.0 million at December 31, 2007.

"Growth in core deposits from commercial banking relationships is essential for the Company's continued growth in the St. Louis market. Since 2005, the Company has opened or acquired six new full-service locations in the central corridor of St. Louis. With the city's business districts predominately in this area, these new locations are perfectly located to enhance the Company's ability to provide convenient service to commercial customers," said Donius. "We are pleased to report that our three newest bank locations, which were opened in calendar year 2007, are exceeding our expectations."

The Company's Clayton, downtown St. Louis and Richmond Heights locations, which have been open 12 months or less, have combined deposits totaling nearly $40 million, including $20 million of growth during the December 2007 quarter.

"Several years ago, we committed to becoming St. Louis' leading community bank. We believe these results are proof of our progress," Donius said. "By every measure, our growth can be traced to a philosophy of serving retail and commercial customers whose banking needs are not being met by either national affiliates or de novo start-ups."

The Company's net interest margin remained relatively unchanged at 3.02% for the December 2007 quarter compared with 3.03% and 3.06% for the quarters ended September 30, 2007 and December 31, 2006, respectively. Although the Company's interest-bearing liabilities are slightly more sensitive to a declining interest-rate environment than its interest-bearing assets, the Company remains well-positioned to absorb changes in market interest rates, with approximately two-thirds of its assets and liabilities scheduled to mature or reprice within one year.

NON-INTEREST INCOME INCREASES ON STRONG MORTGAGE AND RETAIL BANKING RESULTS Mortgage revenues rose 24% to $1.3 million for the three months ending December 31, 2007 compared with the same period last year. Loan sales totaled approximately $285 million in each of the two quarters ended December 31, 2007 and 2006. However, the Company realized higher gross revenue margins during the December 2007 quarter due to reduced market competition, which resulted in increased revenues. Also contributing to the increase in mortgage revenues were lower overhead costs within the mortgage division, primarily lower compensation costs resulting from reduced staffing levels.

Donius commented, "Even though much of the national mortgage sector is distressed, our mortgage division experienced a strong quarter due to both higher gross margins and greater efficiency. Reduced staffing levels within our mortgage division allowed us to optimize staffing size and reduce overhead."

Retail banking fees rose 32%, or $246,000, to $1.0 million for the quarter ended December 31, 2007 compared with $782,000 for last year's quarter, primarily due to a change in the Company's policy on account overdraft fees.

ASSET QUALITY
The balance of non-performing assets was $16.1 million, or 1.29% of total assets, at December 31, 2007 compared with $13.6 million, or 1.20% of total assets, at September 30, 2007. The Company's largest non-performing asset at December 31, 2007 was a $2.6 million loan secured by commercial real estate. The property securing the loan was acquired through foreclosure in January 2008. Management is optimistic it will work out of this non-performing asset in the near future and believes the loan was adequately collateralized at December 31, 2007.

Net charge-offs for the quarter ended December 31, 2007 were $302,000, or 0.12% of average loans on an annualized basis, compared with $149,000, or 0.07% of average loans on an annualized basis, for the December 2006 quarter and $267,000, or 0.11% of average loans on an annualized basis, for the quarter ended September 30, 2007. Net charge-offs for the current quarter primarily included $257,000 in charge-offs on single-family residential mortgage loans and $46,000 in charge-offs on consumer loans.

Donius observed, "Property values in some Midwest residential real estate markets began to decline during 2007, but because property values in the Midwest have generally moved up slowly over the years, we are not expecting a substantial decline in values overall. We recognized this trend in mid-2007 and we were proactive in adapting to this environment by tightening our underwriting practices. Also, we modified policies, scrutinized collateral values on problem loans and made changes to eliminate or enhance certain loan products in light of weakening market conditions."

Donius added, "We are committed to maintaining our high standard of credit quality. We have never engaged in sub-prime lending activities."

The provision for loan losses increased $351,000 to $1.0 million for the quarter ended December 31, 2007 compared with $682,000 for the same quarter the year before. The provision for loan losses in the current-year quarter related primarily to growth in the Company's performing loan portfolio, including substantial growth in commercial loans, which carry a higher level of inherent risk than residential loans, and also to charge-offs and the increase in the level of non-performing assets. The ratios of the allowance for loan losses to total loans and to non-performing loans were 0.99% and 89.66%, respectively, at December 31, 2007 compared with 1.02% and 99.44%, respectively, at September 30, 2007.

NON-INTEREST EXPENSE
Total non-interest expense increased 27% to $6.4 million for the quarter ended December 31, 2007 compared with $5.1 million for the comparable 2006 quarter primarily as the result of increases in salaries and employee benefits expense and occupancy expense. Salaries and employee benefits expense and occupancy expense related to the three new bank locations totaled $166,000 and $147,000, respectively for the December 2007 quarter compared with $8,000 and $0, respectively for the December 2006 quarter. The Company also saw a $213,000 increase in FDIC insurance premium expense during the December 2007 quarter following the utilization of the one-time assessment credit provided to eligible insured depository institutions under the Federal Deposit Insurance Reform Act of 2005. Management expects future quarterly FDIC insurance premium expense to be approximately $150,000.

The provision for income taxes decreased from $1.3 million for the quarter ended December 31, 2006 to $1.1 million for the December 2007 quarter. The effective tax rate was 29.4% for the quarter ended December 31, 2007 compared with 34.6% in the prior-year quarter. The lower effective tax rate was primarily the result of a $150,000 benefit in the December 2007 quarter related to a change in the estimated amount of the Company's tax liability.

OUTLOOK
"We expect to see continued growth in loans receivable and core deposits which will generate additional net interest income and strengthen 2008 earnings. We are optimistic that the changes we made in our underwriting policies and practices in 2007 will have lasting benefits resulting in sound asset quality. Our new bank locations have already attracted valuable core deposits. We are confident that, while modestly dilutive to earnings in 2008, this investment in our future will produce strong returns as early as fiscal 2009 and will add significant value to our franchise," Donius stated.

"Given these trends, we remain very optimistic about our outlook for fiscal year 2008: high single-digit to low double-digit percentage growth in our 2008 diluted earnings per share compared with fiscal 2007. However, the entire banking industry continues to operate in a challenging environment caused by uncertainties in the national housing and mortgage sectors, volatile interest rates and ongoing national credit concerns. We cannot fully predict the impact these external market factors will have on our 2008 results," Donius continued.

CONFERENCE CALL TOMORROW
Pulaski Financial management will discuss first quarter results and other developments tomorrow, January 23, 2008, during a conference call beginning at 11 a.m. EST (10 a.m. CST). The call also will be simultaneously webcast and archived for three months at:
http://www.viavid.net/detailpage.aspx?sid=00004A6C. Participants in the conference call may dial 877-407-9039 a few minutes before start time. The call also will be available for replay for three months at 877-660-6853, account number 3055 and conference I.D. 270781.

ABOUT PULASKI FINANCIAL
Pulaski Financial Corp., operating in its 86th year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis metropolitan area. The bank offers a full line of quality retail and commercial banking products through 12 full-service branch offices in St. Louis and three loan production offices in Kansas City and the Illinois portion of the St. Louis metroplex. The Company's website can be accessed at www.pulaskibankstl.com.

This news release may contain forward-looking statements about Pulaski Financial Corp., which the Company intends to be covered under the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. These statements often include the words "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions. You are cautioned that forward-looking statements involve uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences, and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended September 30, 2007 on file with the SEC, including the sections entitled "Risk Factors." These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.


                            PULASKI FINANCIAL CORP.
                   UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS


SELECTED BALANCE SHEET  DATA                    December 31,  September 30,
(Dollars in thousands except per share data)        2007          2007
                                                ============  ============
Total assets                                    $  1,250,907  $  1,131,465
Loans receivable, net                              1,025,623       949,826
Allowance for loan losses                             11,151        10,421
Loans held for sale, net                              87,582        58,536
Investment securities (includes equity
 securities)                                          27,679        16,988
FHLB stock                                            12,489         8,306
Mortgage-backed & related securities                   2,937         3,027
Cash and cash equivalents                             23,334        23,675
Deposits                                             868,966       835,489
FHLB advances                                        252,300       158,400
Subordinated debentures                               19,589        19,589
Stockholders' equity                                  83,572        80,804
Book value per share                            $       8.36  $       8.13

Asset Quality Ratios
Non-performing loans as a percent of total
 loans                                                  1.11%         1.03%
Non-performing assets as a percent of total
 assets                                                 1.29%         1.20%
Allowance for loan losses as a percent of total
 loans                                                  0.99%         1.02%
Allowance for loan losses as a percent of
 nonperforming loans                                   89.66%        99.44%


                                                      Three Months
                                                    Ended December 31,
SELECTED OPERATING DATA                         ==========================
(Dollars in thousands)                               2007         2006
                                                ============  ============

Interest income                                 $     19,370  $     16,375
Interest expense                                      11,169         9,469
                                                ------------  ------------
  Net interest income                                  8,201         6,906
Provision for loan losses                              1,032           681
                                                ------------  ------------
  Net interest income after provision for
   loan losses                                         7,169         6,225
                                                ------------  ------------
Retail banking fees                                    1,028           782
Mortgage revenues                                      1,318         1,061
Revenue from investment division operations              215           242
Gain on sale of securities                                54           144
Other                                                    526           431
                                                ------------  ------------
  Total non-interest income                            3,141         2,660
                                                ------------  ------------
Compensation expense                                   3,021         2,432
Occupancy, equipment and data processing               1,597         1,251
Advertising                                              340           247
Professional services                                    283           262
Real estate foreclosure expense and losses, net          229           147
Gain on derivative financial instruments                (122)         (172)
Charitable donations                                      39            49
Other                                                  1,056           869
                                                ------------  ------------
  Total non-interest expense                           6,443         5,085
                                                ------------  ------------
Income before income taxes                             3,867         3,800
Income taxes                                           1,135         1,314
                                                ------------  ------------
  Net income                                    $      2,732  $      2,486
                                                ============  ============

Performance Ratios
Return on average assets                                0.94%         1.02%
Return on average equity                               12.88%        12.59%
Interest rate spread                                    2.65%         2.71%
Net interest margin                                     3.02%         3.06%

SHARE DATA
Weighted average shares outstanding-basic          9,780,132     9,823,850
Weighted average shares outstanding-diluted       10,186,789    10,269,066
EPS-basic                                       $       0.28  $       0.25
EPS-diluted                                     $       0.27  $       0.24
Dividends                                       $      0.090  $      0.085



                             PULASKI FINANCIAL CORP.
             UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS, Continued


LOANS RECEIVABLE                       December 31,      September 30,
(Dollars in thousands)                    2007               2007
                                      ===========        ===========

Real estate mortgage:
  One to four family residential      $   333,047        $   332,206
  Multi-family residential                 33,713             30,219
  Commercial real estate                  230,655            200,206
                                      -----------        -----------
     Total real estate mortgage           597,415            562,631
                                      -----------        -----------

Real estate construction and development:
  One to four family residential           47,079             45,428
  Multi-family residential                 13,014             13,899
  Commercial real estate                   45,985             39,594
                                      -----------        -----------
     Total real estate construction
      and development                     106,078             98,921
                                      -----------        -----------
Commercial & industrial loans             110,033             77,642
Equity line of credit                     223,270            219,539
Consumer and installment                    7,000              6,918
                                      -----------        -----------
                                        1,043,796            965,651
                                      -----------        -----------
Add (less):
  Deferred loan costs                       5,327              5,163
  Loans in process                        (12,349)           (10,567)
  Allowance for loan losses               (11,151)           (10,421)
                                      -----------        -----------
                                          (18,173)           (15,825)
                                      -----------        -----------
     Total                            $ 1,025,623        $   949,826
                                      ===========        ===========
Weighted average rate at end of
 period                                      7.29%              7.44%
                                      ===========        ===========


                                      December 31, 2007  September 30, 2007
                                      =====================================
                                                 Weighted          Weighted
DEPOSITS                                         Average           Average
(Dollars in thousands)                           Interest          Interest
                                         Balance   Rate    Balance   Rate
                                      ===========        ===========
Demand Deposit Accounts:
  Noninterest-bearing checking        $    63,341  0.00% $    57,005  0.00%
  Interest-bearing checking                82,952  1.96%      57,815  1.79%
  Money market                            196,357  3.76%     173,950  4.05%
  Passbook savings accounts                29,450  0.29%      28,909  0.29%
                                      -----------        -----------
     Total demand deposit accounts        372,100  2.44%     317,679  2.57%
                                      -----------        -----------

Certificates of Deposit: (1)
  $100,000 or less                        231,077  4.99%     239,401  5.45%
  Greater than $100,000                   265,789  4.73%     278,409  4.73%
                                      -----------        -----------
     Total certificates of deposit        496,866  4.85%     517,810  5.06%
                                      -----------        -----------
      Total deposits                  $   868,966  3.82% $   835,489  4.11%
                                      ===========        ===========

(1) Includes brokered deposits        $   173,343        $   190,445
                                      ===========        ===========



                             PULASKI FINANCIAL CORP.
               NONPERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES
                                   (Unaudited)

NONPERFORMING ASSETS                        December 31,     September 30,
(In thousands)                                  2007             2007
                                            =============    =============
Non-accrual loans:
  Residential real estate                   $       1,846    $       2,082
  Commercial                                        3,786            3,708
  Real estate construction and development            221                -
  Home equity                                         669              554
  Other                                               289              105
                                            -------------    -------------
     Total non-accrual loans                        6,811            6,449
                                            -------------    -------------

Accruing loans past due 90 days or more:
  Residential real estate                           3,116            2,564
  Commercial                                          383               44
  Real estate construction and development            227                -
  Home equity                                       1,106            1,063
  Other                                               207              150
                                            -------------    -------------
     Total accruing loans past due 90
      days or more                                  5,039            3,821
                                            -------------    -------------

Restructured loans                                    587              210
                                            -------------    -------------
     Total non-performing loans                    12,437           10,480
Real estate acquired in settlement of loans         3,645            3,090
Other nonperforming assets                             44               43
                                            -------------    -------------
     Total non-performing assets            $      16,126    $      13,613
                                            =============    =============


                                            Three Months Ended December 31,
ALLOWANCE FOR LOAN LOSSES                   ==============================
(In thousands)                                   2007            2006
                                            =============    =============
Allowance for loan losses,  beginning of
 period                                     $      10,421    $       7,817
Provision charged to expense                        1,032              682
Loans charged-off                                    (410)            (159)
Recoveries of loans previously charged-off            108               10
                                            -------------    -------------
Allowance for loan losses, end of period    $      11,151    $       8,350
                                            =============    =============



                             PULASKI FINANCIAL CORP.
                             AVERAGE BALANCE SHEETS
                                   (Unaudited)


                                        Three Months Ended
                      ====================================================
                         December  31, 2007          December 31, 2006
                      ==========================  ========================
(Dollars in thousands)           Interest Average          Interest Average
                        Average     and    Yield/  Average    and    Yield/
                        Balance  Dividends Cost    Balance Dividends Cost
                      ----------- -------- -----  --------- -------- -----
Interest-earning
 assets:
  Loans receivable    $   994,423 $ 18,215  7.33% $ 814,417 $ 15,187  7.46%
  Loans available for
   sale                    51,511      727  5.64%    51,249      763  5.96%
  Other interest-earning
   assets                  39,313      428  4.35%    36,850      425  4.61%
                      ----------- --------        --------- --------
     Total
      interest-earning
      assets            1,085,247   19,370  7.14%   902,516   16,375  7.26%
                                  --------                  --------
Noninterest-earning
 assets                    76,327                    70,763
                      -----------                 ---------
      Total assets    $ 1,161,574                 $ 973,279
                      ===========                 =========

Interest-bearing
 liabilities:
  Deposits            $   762,448 $  8,202  4.30% $ 633,124 $  6,736  4.26%
  Borrowed money          233,572    2,967  5.08%   199,126    2,733  5.49%
                      ----------- --------        --------- --------
     Total
      interest-bearing
      liabilities         996,020   11,169  4.49%   832,250    9,469  4.55%
                                  --------                  --------
Noninterest-bearing
 deposits                  59,688                    43,982
Noninterest-bearing
 liabilities               21,018                    18,034
Stockholders' equity       84,848                    79,013
                      -----------                 ---------
     Total liabilities
       and stockholders'
       equity         $ 1,161,574                 $ 973,279
                      ===========                 =========
Net interest income               $  8,201                  $  6,906
                                  ========                  ========
Interest rate spread                        2.65%                     2.71%
Net interest margin                         3.02%                     3.06%


CONTACT:

     For Additional Information Contact:
     William A. Donius
     CEO
     Pulaski Financial Corp.
     (314) 878-2210 Ext. 3610

     John Hastings
     Dan Callahan
     Fleishman-Hillard, Inc.
     (314) 982-1700